Better Home & Finance Holding Company Announces Preliminary Third Quarter 2026 Results

•Loan Volume of $1.395 billion within previously issued guidance
•Total Net Revenues of $45.1 million increased 8.6% year over year
•Q3 Loan Volume came within guidance despite proxy-related matters
•Company’s liquidity position remains strong, with $81 million in cash and cash equivalents and $9 million in restricted cash, an unencumbered tangible equity position of $75 million in the UK Bank, which upon expected closing of sale in Q1 2027, is expected to generate an additional $65 million of cash to the Company

NEW YORK, NY — October 14, 2026 — Better Home & Finance Holding Company (Nasdaq: BETR; BETRW) (“Better” or the “Company”), the AI-native mortgage and home equity finance company, today announced select unaudited preliminary financial and operating results for the quarter ended September 30, 2026.

“We did $496 million of volume, $17 million of revenue, and $(4.8) million of Adjusted EBITDA in July 2026. Historically, August and September have been better than July as those months are peak seasonality for purchase mortgage and HELOCs used for home improvement and school tuition expenses. As late as the August 3rd board meeting, the day I was fired, the Company’s own projections were estimating that we were on track to over $1.5 billion of volume, over $53 million of revenue, and $12 million of Adjusted EBITDA loss, which, if achieved, would have handily came in at the top end of the guidance range on all three metrics. Instead, our Board and Interim CEO diverted the Company’s resources and attention to an unnecessary and self-serving proxy fight and in doing so, tanked volume and revenue by 13% and spent over $8 million of the Company’s precious cash on matters non-accretive to shareholder value. It is a testament to our people, our product and our partners’ belief in the superiority of our platform that the business didn’t fall off more appreciably during the $8 million proxy solicitation distraction. We are optimistic that we can get our numbers back to July levels and continue on the path to both growth and Adjusted EBITDA breakeven in the months ahead,” said Vishal Garg, Founder & Head of Product, Platform and Innovation at Better.

Preliminary third quarter Loan Volume was $1.395 billion, within the Company’s previously issued guidance range of $1.375 billion to $1.525 billion. Total Net Revenues were $45.1 million, below previously issued guidance of $49.0 million to $52.0 million, reflecting both interest rate headwinds and the focus on the proxy solicitation distraction which lowered morale, impacted conversion, and lengthened partner launch timelines.

Preliminary Net Loss was $33.1 million to $34.1 million. Preliminary Adjusted EBITDA loss was $24.8 million to $25.8 million, compared with previously issued guidance for an Adjusted EBITDA loss of $15.0 million to $18.0 million. The preliminary result includes approximately $8.0 million of proxy-related legal and PR and other expenses. Excluding those expenses, the Adjusted EBITDA loss would have been approximately $17.8 million, within the previously issued guidance range.

Preliminary Third Quarter Results

Dollars in millions	Q3 2026 preliminary	Q2 2026	Q3 2025
Loan Volume	$1,395.0	$1,666.2	$1,210.2
Total Net Revenues	$45.1	$54.7	$41.5
Net Loss	$(33.1) to $(34.1)	$(30.6)	$(39.1)
Adjusted EBITDA	$(24.8) to $(25.8)	$(14.0)	$(23.0)

Adjusted EBITDA is a non-GAAP financial measure. Parentheses indicate losses.

Loan Volume increased 15.3% year over year and decreased 16.3% from the second quarter of 2026. Total Net Revenues increased 8.6% year over year and decreased 17.5% sequentially. Net Loss narrowed from $39.1 million in the third quarter of 2025 and widened from $30.6 million in the second quarter of 2026. Adjusted EBITDA loss widened from $23.0 million in the third quarter of 2025 and $14.0 million in the second quarter of 2026. The Company expects to recognize a non-cash reversal of approximately $7 million to $8 million of stock-based compensation expense in the third quarter, primarily reflecting the forfeiture of unvested equity awards following the departure of former directors.

“Our third quarter Loan Volume was within guidance, but revenue came in below our guidance range as interest rate headwinds and the proxy contest weighed on conversion and partner launches,” said Loveen Advani, Chief Financial Officer of Better. “Excluding approximately $8 million of proxy-related expenses, our Adjusted EBITDA loss would have been within guidance, which shows the underlying cost base held. In the fourth quarter, we expect to still face headwinds from the proxy contest actions in our October numbers but believe we will be able to cut expenses and improve conversion efficiency for November and December”

“We have a few big goals that our Board has set out for us that we are executing against:

1. Drive to Adjusted EBITDA breakeven on a go-forward basis, assuming the current rate environment, and with the expense savings we outlined earlier this week, by the end of the year.

2. Move quickly to get the Birmingham Bank sold, and in the interim borrow against our unencumbered position in the Birmingham Bank from one of the parties that has approached us to take our total cash and securities position to over $140 million prior to the consummation of the sale.

3. Move from being a Human powered by AI company, to an AI first, human engagement solely as fallback company and in doing so, reduce our total cost to make a mortgage below $1000 per loan, and the cost to produce a HELOC below $500 per HELOC, which would be 10x cheaper than the rest of the mortgage industry.

The combined impact of these three all together should substantially demonstrate to investors and our business partners that the Company has not only a technological edge but also can achieve commercial excellence”, said Vishal Garg, Founder of Better.

Preliminary Results Disclosure

The results in this release are unaudited and preliminary, based on currently available information and management estimates, and remain subject to completion of the Company’s financial closing procedures. Final results may differ materially from the preliminary results presented here. This announcement presents selected information and does not constitute a complete statement of the Company’s third quarter financial results.
Key Operating Metrics and Non-GAAP Financial Measures

Loan Volume consists of Funded Loan Volume and Processed Volume. Funded Loan Volume represents the aggregate principal amount of loans funded during a period. Processed Volume includes loans processed on the Tinman platform on behalf of strategic partners but not funded by Better.

Adjusted EBITDA is a non-GAAP financial measure that adjusts net income or loss for specified items, including stock-based compensation, changes in the fair value of warrants and equity-related liabilities, certain non-recurring or non-core operational expenses, interest and amortization on non-funding debt, depreciation and amortization, and income taxes.

Adjusted EBITDA provides supplemental information about the Company’s performance and should be considered alongside financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). It is not a substitute for GAAP net income or loss and may not be comparable to similarly titled measures used by other companies. The additional presentation excluding proxy-related expenses is supplemental to the Company’s preliminary Adjusted EBITDA result.

About Better

Better Home & Finance Holding Company (Nasdaq: BETR) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $110 billion in loan volume. Better has leveraged its industry-leading AI platform, Tinman®, to achieve its singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first AI loan agent built exclusively for the mortgage industry, revolutionizes the homebuying journey by answering questions, delivering approvals, comparing products, processing rate locks, and moving their loan application along to closing 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage and home equity loans. Better serves customers in all 50 US states and the United Kingdom.

For more information, follow @betrmortgage on X and @betterdotcom on Instagram and TikTok.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts should be considered forward-looking statements, including, without limitation, statements and expectations regarding preliminary financial results for the third quarter of 2026, including Loan Volume, Net Revenue, Net Loss, Adjusted EBITDA, cash and liquidity, cost reduction initiatives, and anticipated benefits from a sale of the Birmingham Bank. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,”

“project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Preliminary Financial Information

We report our financial results in accordance with U.S. generally accepted accounting principles. All projected financial information in this press release is preliminary. These estimates are not a comprehensive statement of our financial position and results of operations. There is no assurance that the Company will achieve its forecasted results within the relevant period or otherwise. Actual results may differ materially from these estimates as a result of actual quarter-end results, the completion of normal quarter-end accounting procedures and adjustments, including the execution of our internal control over financial reporting, the completion of the preparation and management’s review of our financial statements for the relevant period and the subsequent occurrence or identification of events prior to the filing of our financial results for the relevant period with the Securities and Exchange Commission.

Key Metrics

Loan Volume consists of Funded Loan Volume and Processed Volume.

Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding.

Processed Volume includes loans processed on the Tinman® platform on behalf of our strategic partners but not funded by Better.

Adjusted EBITDA Reconciliation (Preliminary and Unaudited):

The following table reconciles Net Loss (the most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA for the three months ended September 30, 2026:

(dollars in millions)	Three Months Ended September 30, 2026 (preliminary, unaudited)
	Low range	High range
Net Loss (GAAP)	$(33.1)	$(34.1)
Net Loss to Adjusted EBITDA reconciliation
Income tax expense / (benefit)	$(0.1)	$(0.1)
Depreciation and amortization expense	$2.8	$2.8
Stock-based compensation expense	$2.8	$2.8
Restructuring, impairment, and other expenses	$1.1	$1.1
Interest and amortization on non-funding debt	$(0.0)	$(0.0)
Change in fair value of warrants and equity-related liabilities	$(0.7)	$(0.7)
Loss / (income) from discontinued operations	$2.4	$2.4
Adjusted EBITDA (non-GAAP)	$(24.8)	$(25.8)

Media Contacts

Better Home & Finance comms@better.com

Investor Contacts

Better Home & Finance ir@better.com